Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of March 31, 2007 (the “Effective Date”), by and between Loris Sartor (the “Executive”) and MERGE TECHNOLOGIES CORPORATION., a Wisconsin corporation (“the Company”).

R E C I T A L S:

A. The Company is engaged in the provision of medical diagnostic imaging software and professional services for healthcare facilities and medical equipment manufacturers. The business in which the Company is engaged in from time-to-time during the term of this Agreement, inclusive of new lines of business, if any, are hereinafter collectively referred to as the “Business”; and

B. The Company desires to employ the Executive and the Executive desires to accept such employment;

A G R E E M E N T:

NOW THEREFORE, in consideration of the foregoing Recitals, as well as the promises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive do hereby agree as follows:

1. Employment and Duties. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to employ the Executive as its President of Cedara Software Corp. operations to perform such duties as are consistent with such position as may be assigned, from time to time, by the Board of Directors (the “Board”), or the Chief Executive Officer of the Company and to render such additional services and discharge such other responsibilities as the Board, or Chief Executive Officer may, from time to time, stipulate consistent with such senior management position.

2. Performance. The Executive accepts the employment described in Section 1 of this Agreement and agrees to devote substantially all of his/her working time and efforts to the faithful and diligent performance of the services described herein, including the performance of such other services and responsibilities as the Board, or the Chief Executive Officer may, from time to time, stipulate consistent with such senior management position.

3. Term. The term of Executive’s employment with the Company under this Agreement shall commence March 31, 2007 (“Start Date”). The term of employment shall remain in effect until and unless terminated in accordance with the terms and conditions set forth in this Agreement. The period of time in which Executive is employed shall constitute the “Employment Period,” and each calendar year or portion of a calendar year during the Employment Period is hereinafter sometimes referred to as a “Year.” The Board or appropriate committee thereof will review the terms and conditions of this Employment Agreement at its sole discretion, but no less frequently than once every three (3) years subsequent to the Effective Date. This agreement replaces all prior written or oral agreements between the Executive and the Company.

4. Salary. For all the services to be rendered by the Executive hereunder, commencing on the Start Date, the Company agrees to pay a salary of no less than Two Hundred Sixty-Seven Thousand six hundred and fifty Canadian Dollars (CDN $267,650) per year, payable in the manner and frequency in which the Company’s payroll is customarily handled, which amount shall be subject to annual review and possible adjustment as provided in Section 5, below (“Salary”).

5. Bonus. The Executive shall be eligible for an annual performance bonus targeted at forty percent (40%) of Salary, with the exact amount paid dependent on achievement of defined Company and individual performance targets. As an Executive Officer of the Company, adjustments to the Executive’s compensation package, including Salary, annual bonus and annual stock option awards, will be recommended annually by the Company’s Chief Executive Officer and subject to approval of the Board or appropriate committee thereof. For each Year the annual performance bonus is to be paid, it shall be paid within thirty (30) days of the completion of the year-end financial statements for that Year, but in no event later than May 31 of the following year. The Chief Executive Officer, subject to approval of the Board or appropriate committee thereof, may change the bonus target annually and any dispute as to whether Executive met the performance targets for a Year shall be determined conclusively by the Chief Executive Officer and Compensation Committee of the Board (the “Compensation Committee”). Such determination will be communicated in writing to the Executive by the Chief Executive Officer or the Compensation Committee.

6. Paid Time Off. The Executive shall be entitled to paid time off for vacation, illness, holidays and personal reasons in accordance with the Company’s paid time off policy at the rate generally offered to other executives of the Company, provided that Executive’s paid vacation shall be no less than twenty (20) days per calendar year.

7. Disability Benefit. If at any time during the Employment Period the Executive is unable to perform fully the material and substantial duties of the Executive’s regular job position hereunder by reason of illness, accident, or other disability (as confirmed by competent medical evidence by a physician selected by the Executive Committee of the Board), the Executive shall be entitled to receive periodic payments of Salary, bonus and any and all benefits to which he would otherwise be entitled pursuant to Section 4, 5, 6, 8, 10 and 11 of this Agreement by reason of his employment for a period of ninety (90) days. If the Executive is prevented by reason of any illness, accident or other disability from performing the material and substantial duties of his regular job position for a period of 180 days, whether or not consecutive, in any twelve (12) month period which, in the opinion of a physician selected by the Compensation Committee, is likely to continue to the same degree, he will be considered to be suffering from a Disability (“Disability”). Notwithstanding the foregoing provisions, (i) the amounts payable to the Executive pursuant to this Section 7 shall be reduced by any amounts received by the Executive with respect to any such incapacity pursuant to any insurance policy, plan, or other employee benefit provided to the Executive by the Company; and (ii) in no event will the terms of this Agreement supersede any health or disability benefit to which Executive is entitled under applicable law.

8. Stock Options. Executive may be granted stock options on an annual or other basis upon recommendation by the Chief Executive Officer and approval by the Board or the Compensation Committee.

9. Change in Control. Upon a “Change in Control” of the Company (as defined below), all of the Executive’s then-outstanding and non-exercised options will immediately vest and become exercisable. If a Change in Control occurs and in the event of the Executive’s “Separation From Service” (as defined in Section 409A of the Internal Revenue Code of 1986 as amended, and any regulations thereunder) with the Company due to: (i) the involuntary termination of his employment within 365 days following the Change in Control; or (ii) his voluntarily terminating his employment with the Company within 365 days, following either: (a) any substantial and continuing reduction in Executive’s responsibilities or authority with respect to the Company; (b) a reduction in Executive’s compensation package, including Salary, in effect immediately prior to the Change in Control; or (c) the Executive is required to change the location of his principal place of employment to other than the Toronto, Canada area, then the Executive will be entitled to receive the greater of: (I) any minimum severance payments required under applicable federal, state and local law; or (II) all of the following: (A) his then-current Salary for twelve additional months, as a Change in Control allowance, to be paid pursuant to the Company’s standard payroll policies; (B) an amount equal to the product of (x) one-twelfth of the maximum amount of the Executive’s then-current annual bonus set forth in Section 5, determined without regard to the achievement of performance targets, multiplied by (y) the sum of twelve (12) plus the number of months of the current plan year during which the Executive was employed, to be paid in a single payment concurrently with the Executive’s final payment of the Change in Control allowance; and (C) a continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage (collectively, “Supplemental Benefits”) for twelve (12) months after the effective date of his Separation From Service. These benefits shall be provided at the same cost to the Executive (if any), and at the same coverage level, as in effect as of the effective date of Executive’s Separation From Service. However, in the event the premium cost and/or level of coverage shall change for all management employees with respect to Supplemental Benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. The continuation of Supplemental Benefits shall be discontinued in the event Executive has available substantially similar welfare benefits at a comparable cost from a subsequent employer. For the purposes of this Section 9, “Change in Control” of the Company shall mean (i) a change in the ownership of stock of the Company having fifty percent (50%) or more of the voting power, in a single transaction or series of transactions effected by a third party or third parties acting in concert, or (ii) a change of fifty percent (50%) or more of the members of the Board in a single transaction or series of transactions effected by any third party or third parties acting in concert, other than pursuant to nomination of a new slate of directors where there has been no material change in beneficial ownership of the Company’s voting stock within 365 days preceding such nomination or a sale of substantially all of the Company’s assets.

10. Other Benefits. Except as otherwise specifically provided herein, during the Employment Period, the Executive shall be eligible for all non-wage benefits the Company provides generally for its executive employees.

11. Business Expenses.

(a) Reimbursement. The Company shall reimburse the Executive for the reasonable, ordinary, and necessary business expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, ordinary and necessary travel expenses and entertainment expenses and mobile phone expenses.

(b) Accounting. The Executive shall provide the Company with an accounting of his expenses, which accounting shall clearly reflect which expenses are reimbursable by the Company. The Executive shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Company to the Executive promptly after receipt by the Company of appropriate documentation therefor.

12. Termination. This Agreement may be terminated by the Company or the Board or appropriate committee thereof at any time for the following reasons:

(a) For Cause, by written notice to the Executive. “Cause” shall mean termination for gross negligence, commission of a felony or material violation of any Company policies;

(b)	In the event of the death of the Executive;

(c) Upon the Executive’s resignation or retirement from employment with the Company (this clause shall not be construed as an agreement to employ the Executive for a defined term), upon thirty (30) days advance written notice to the Company;

(d) In the event of the Disability of the Executive as defined in Section 7 of this Agreement, subject to the Company discharging its duty to accommodate under applicable law, by written notice to the Executive;

(e) By the Executive upon written notice of the occurrence of “Good Reason,” which shall be defined to include only:

a.	constructive termination;

b.	a material reduction in Salary or target bonus percentage (%);

c.	the Executive is required to change the location of his principal place of employment to other than the Toronto, Canada area; or

d.	a material reduction in responsibility; or

(f) Without Cause for any reason other than as set forth above in Subsection 12 (a), (b), (c), (d) or (e) by written notice to the Executive.

If this Agreement is terminated pursuant to this Section 12, the Executive shall be deemed to have incurred a Separation From Service with the Company.

13. Severance. In the event of the Executive’s Separation From Service with the Company pursuant to Subsection 12 (d), (e) or (f), the Company shall pay the Executive, as a severance allowance, the greater of (I) any minimum severance payments required under applicable Canadian or Toronto provincial law; or (II) all of the following: (A) an amount equal to twelve (12) months of his then-current Salary plus (B) the product of (i) one-twelfth of the Executive’s target amount of bonus in effect for the then-current year times (ii) the sum of the number of months of the current plan year during which the Executive was employed plus an additional twelve (12) months times (iii) the Executive’s individual goal performance score from the previous year, and (C) a continuation of Supplemental Benefits for twelve (12) months after the effective date of the Executive’s Separation From Service. These benefits shall be provided at the same cost to the Executive (if any), and at the same coverage level, as in effect as of the effective date of the Executive’s Separation From Service. However, in the event the premium cost and/or level of coverage shall change for all management employees with respect to Supplemental Benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. The amount of the severance allowance provided for in subsections (A) and (B) of this Section 13 shall be paid out in equal installments over the severance period. Notwithstanding anything to the contrary contained herein, in the event the Executive receives (pursuant to the operation of Section 9, above) severance benefits following the Executive’s Separation From Service with the Company after a Change in Control of the Company, then Executive shall not be entitled to any payment of a severance allowance pursuant to this Section 13. If the Executive is not entitled severance benefits pursuant to Section 9, then the Executive shall continue to be eligible for a severance allowance per this Section 13.

14. Surrender of Properties. Upon termination of the Executive’s employment with the Company, regardless of the cause therefor, the Executive shall promptly surrender to the Company all property provided him by the Company for use in relation to his employment, and, in addition, the Executive shall surrender to the Company any and all confidential sales materials, lists of customers and prospective customers, price lists, files, patent applications, records, models, or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, Business, and operations of the Company in his possession.

15. Inventions. Except as otherwise provided in this Section 15 the Executive:

(a) shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data of the Company or its Business or production operations obtained by the Executive during his employment by the Company, which shall not be generally known to the public or recognized as standard practice (whether or not developed by the Executive);

(b) shall promptly disclose to the Company all inventions, ideas, devices, and processes made or conceived by him alone or jointly with others, from the time of entering the Company’s employ until such employment is terminated, relevant or pertinent in any way, whether directly or indirectly, to the Company’s Business or production operations or resulting from or suggested by any work which he may have done for the Company or at its request;

(c) shall, at all times during his employment with the Company, assist the Company (entirely at the Company’s expense) to obtain and develop for the Company’s benefit patents on such inventions, ideas, devices and processes, whether or not patented; and

(d) shall do all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company the entire interest in such inventions, ideas, devices, and processes referred to above.

The foregoing to the contrary notwithstanding, the Executive shall not be required to assign or offer to assign to the Company any of the Executive’s rights in any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless: (A) the invention related to (i) the Business; or (ii) the Company’s actual or demonstrably anticipated (with the realistic prospect of occurring) research or development; or (B) the invention results from any work performed by the Executive for the Company. The Executive acknowledges his prior receipt of written notification of the limitation set forth in the preceding sentence on the Executive’s obligation to assign or offer to assign to the Company the Executive’s rights in inventions.

16. Confidentiality of Information: Duty of Non-Disclosure.

(a) The Executive acknowledges and agrees that his employment by the Company under this Agreement necessarily involves his understanding of and access to certain trade secrets and confidential information pertaining to the Business of the Company. Accordingly, the Executive agrees that after the Effective Date at all times he will not, directly or indirectly, without the express consent of the Company, disclose to or use for the benefit of any person, corporation or other entity, or for himself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company, including, but not limited to, information pertaining to its customers, prospective customers, services, products, earnings, finances, operations, methods or other activities, provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally, or known by Executive prior to his employment with the Company. Further, the Executive agrees that he shall not, directly or indirectly, remove or retain, without the express prior written consent of the Company, and upon termination of this Agreement for any reason shall return to the Company, any confidential figures, calculations, letters, papers, records, computer disks, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, or any copies thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the Business of the Company or obtained as a result of his employment by the Company. The Executive acknowledges that all of the foregoing are proprietary information, and are the exclusive property of the Company. The covenants contained in this Section 16 shall survive the termination of this Agreement for up to two years, and shall apply to Executive everywhere in the United States and Canada. Nothing in this Section 16 is intended to, nor does it, limit Executive’s ability to be employed by another after his employment with the Company ends; those limitations are contained in Section 17).

(b) Notwithstanding the above, nothing in this Section 16 shall limit Executive’s duties or obligations to comply with any applicable state’s trade secret laws.

(c) The Executive agrees and acknowledges that the Company does not have any adequate remedy at law for the breach or threatened breach by the Executive of his covenant, and agrees that the Company shall be entitled to injunctive relief to bar the Executive from such breach or threatened breach in addition to any other remedies which may be available to the Company at law or in equity.

17. Covenant Not to Compete.

(a) During Employment Period. During the Employment Period, the Executive shall not, without the prior written consent of the Company, which consent may be withheld at the sole and reasonable discretion of the Company, engage in any other business activity for gain, profit, or other pecuniary advantage (excepting the investment of funds in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made) or engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, manager, or otherwise, with the operation, management, or conduct of any business that competes with the Business.

(b) Following Termination of Employment Period. Within the twelve (12) month period immediately following the end of the Employment Period, regardless of the reason therefore, the Executive shall not, without the Company’s prior written consent, which consent may be withheld in the Company’s sole and reasonable discretion, provide the same or similar services as provided to the Company to another entity or person within the United States or Canada that is engaged in a business similar to the Business being conducted at the time of such termination.

18.	Covenant Not to Deal or Solicit.

(a) During Employment Period. During the Employment Period, the Executive shall not, without the Company’s prior written consent, which consent may be withheld in the Company’s sole and reasonable discretion, directly or indirectly, solicit, contact, interfere with, or divert any Customer of the Company (as defined below) or any of its affiliates or subsidiaries for the purpose of selling to those Customers any products or services whatsoever. For the purposes of this Section 18: a “Customer” shall mean any person who has purchased services or products from the Company, its Affiliates or subsidiaries, during any time during the Employment Period or, to the knowledge of the Executive, at any time prior to the Employment Period; and “Affiliates” shall mean entities controlling, controlled by or under common control with the Company.

(b) Following Termination of Employment Period. Within the twelve (12) month period immediately following the end of the Employment Period, regardless of the reason therefore, the Executive shall not, without the prior written consent of the Company, which consent may be withheld at the sole and reasonable discretion of the Company, engage in any of the following:

(i)	contact or solicit any Customer of the Company or any of its Affiliates or subsidiaries for the purposes of selling to those Customers any product or services which are the same as, or substantially similar to, or competitive with, products or services sold by the Company or any of its Affiliates or subsidiaries as of the end of the Employment Period;

(ii)	transact any business with any Customer of the Company or any of its Affiliates or subsidiaries with respect to any product or services which are the same as, or substantially similar to, or competitive with, products or services sold by the Company or any of its Affiliates or Subsidiaries as of the end of the Employment Period; or

(iii)	directly solicit any employee then employed by the Company or any of its Affiliates or subsidiaries, or previously employed by any such company within the one-year period preceding the end of the Employment Period, to join the Executive, whether as an officer, director, stockholder, partner, owner, employee, manager, or otherwise, in any enterprise engaged in a business similar to the Business being conducted at the time of such termination.

19. General Provisions.

(a) Goodwill. The Company has invested substantial time and money in the development of its products, services, territories, advertising and marketing thereof, soliciting clients and creating goodwill. By accepting employment with the Company, the Executive acknowledges that the Customers are the customers of the Company and that any goodwill created by the Executive belongs to and shall inure to the benefit of the Company.

(b) Acknowledgment. The Executive acknowledges that the restrictions set forth in Sections 17 and 18 are reasonable in scope and essential to the preservation of the Business and proprietary properties that belong to the Company and that the enforcement thereof will not in any manner preclude the Executive, in the event of the Executive’s termination of employment with the Company, from becoming gainfully employed in such manner and to such extent as to provide a standard of living for himself, the members of his family, and those dependent upon him of at least the sort and fashion to which he and they have become accustomed and may expect.

(c) Severability. The covenants of the Executive contained in Sections 16, 17 and 18 of this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall, to the extent permitted, substitute a judicially enforceable limitation in its place, and that as so modified, the covenant shall be binding upon the parties as if originally set forth herein. Additionally, both parties hereby expressly agree and contract that it is not the intention of either party to violate any public policy, or statutory or common law, and that if any provision of this Agreement shall, for any reason, be held unenforceable and a court is not permitted to substitute a judicially enforceable limitation in its place, such provision shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

(d) Notices. Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party thereunder entitled, or (ii) by depositing the notice with a nationally recognized overnight delivery service, all shipping costs prepaid and addressed to the party to whom the notice is to be given, at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

As addressed to the Company:	With a copy to:
Merge Technologies Incorporated 6737 W. Washington Street Milwaukee, Wisconsin 53214-5650 Attention: Chief Executive Officer	Merge Technologies Incorporated 6737 W. Washington Street Milwaukee, Wisconsin 53214-5650 Attention: General Counsel

As addressed to the Executive:
Loris Sartor, at the home address on record with the Company

The notice shall be deemed to be received on the date of its actual delivery to the address of the party entitled thereto.

(e) Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by an officer of the Company duly authorized by the Board or upon the Executive unless made in writing and signed by him. The waiver by the Company of the breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him.

(f) Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the Executive’s duties and compensation as an executive of the Company, and there are no representations, warranties, agreements or commitments between the parties hereto with respect to his employment except as set forth herein. No presumption shall be made in favor or against either party based upon who has served as draftsman of this Agreement.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Province of Ontario Canada.

(h) Assignment. The Executive may not under any circumstances assign any of his rights or delegate any of his obligations hereunder without first obtaining the prior written consent of the Company. This Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by it, in whole or in part, to be binding upon and inure to the benefit of any parent, subsidiary or successor of the Company, provided either the successor has a net worth greater than the Company at the time of assignment or the Company remains primarily liable with respect to the obligations so assigned.

(i) Costs of Enforcement, Litigation. In the event of any suit or proceeding seeking to enforce the terms, covenants, or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available under this Agreement or applicable law, recover his or its reasonable attorneys’ fees and costs as shall be determined and awarded by the court. Any controversy or dispute with respect to the terms of Section 14, 15, 16, 17 or 18 of this Agreement will survive termination of this Agreement and shall be litigated in the province of Ontario Canada.

(j) Mitigation. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable under this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make payments hereunder. Notwithstanding the foregoing, if Executive receives the payments described in Section 9 by terminating his employment following a Change in Control and Executive subsequently becomes re-employed by the Company or by the party or parties effecting the Change in Control, the amounts earned on re-employment (up to a period of one year’s compensation) shall be repaid to the Company.

19. Executive Acknowledgement. The Executive acknowledges that:

(a) the Executive has had sufficient time to review this Employment Agreement thoroughly;

(b) the Executive has read and understands the terms of this Employment Agreement and the obligations hereunder;

(c) the Executive has received good and adequate consideration for entering into this Employment Agreement; and

(d) the Executive has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this Employment Agreement.

IN WITNESS WHEREOF, the Company and the Executive have entered into this Agreement as of the Effective Date.

COMPANY:

MERGE TECHNOLOGIES INCORPORATED

By: /s/ Kenneth D. Rardin

Kenneth D. Rardin President and Chief Executive Officer

EXECUTIVE:

By: /s/ Loris Sartor

Loris Sartor